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                                                                  Exhibit 99.2

                             [Customer Letterhead]

                               September 1, 2006


Attn: Brad Nisbet

Ladies and Gentlemen:

Isilon Systems, Inc. (the "Company") has requested that INTERNATIONAL DATA CORPORATION (IDC) execute this letter in connection with a proposed initial public offering by the Company (the "IPO"). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission. In response to such request, please be advised as follows:

     1. IDC consents to the use by the Company of IDC's name in portions of the prospectus and the Registration Statement.

     2. IDC consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, IDC represents that, to its knowledge, the statements made in such (research data) case study are accurate and fairly present the matters referred to therein.

IDC agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than set forth herein.

Very truly yours,

                                        INTERNATIONAL DATA CORPORATION


                                        By:  /s/ Brad Nisbet
                                             --------------------------
                                             Brad Nisbet
                                             Program Manager, IDC

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EXHIBIT A
---------

Box:
The worldwide market for external disk storage systems is expected to grow from approximately $17.4 billion in 2005 to approximately $22.7 billion in 2010, according to International Data Corporation, or IDC. The market for storage systems dedicated to digital content is estimated to grow at a much faster rate. Business overview:
According to IDC the worldwide market for external disk storage systems is expected to grow from approximately $17.4 billion in 2005 to approximately
$22.7 billion in 2010. The external disk storage systems market has traditionally been served by storage solutions based on Storage Area Network, or SA, Network Attached Storage, or NAS, and Direct Attached Storage, or DAS, architectures. In addition, IDC estimates the worldwide market for storage software will grow from approximately $9.1 billion in 2005 to approximately $14.3 billion in 2010.